Exhibit 99.1

The Home Depot Enters Into Agreement for SRS Distribution to Acquire GMS

Expands Distribution Offerings and Capabilities for Pro Customers

MCKINNEY, Texas, and ATLANTA – June 30, 2025 – The Home Depot®, the world's largest home improvement retailer, has entered into a definitive agreement for its specialty trade distribution subsidiary, SRS Distribution Inc. (“SRS”), to acquire GMS Inc. (“GMS”), a leading North American specialty building products distributor.

The Home Depot’s growth strategy includes growing its share of wallet with professional contractors (Pros), and the company is building differentiated offerings and capabilities to better serve Pros across their entire project – from large, complex jobs to smaller renovations and repairs. In 2024, the company acquired SRS, establishing The Home Depot as a leading specialty trade distributor across multiple verticals including roofing, landscaping and pool supplies.

The acquisition of GMS will accelerate SRS’s vision of becoming a leading, multi-category building materials distributor, adding a new vertical that is adjacent to its existing business. GMS is a leading distributor of specialty building products including drywall, ceilings, steel framing and other complementary products related to construction and remodeling projects in residential and commercial end markets. GMS brings differentiated capabilities, product categories and customer relationships that are highly complementary to SRS’s business today and will broaden its distribution footprint across the U.S. and Canada.

“The Home Depot acquired SRS as a platform for growth, and SRS continues to demonstrate exceptional execution and strong performance,” said Ted Decker, chair, president and CEO of The Home Depot. “In our first year of working together, we’ve captured significant synergies, including cross-selling new products and service offerings to both Home Depot and SRS customers, advancing Home Depot’s enterprise trade credit program through the SRS platform, and many other initiatives designed to drive the customer value proposition and operational efficiency. This success gives us confidence that the addition of GMS to the SRS platform will allow us to create even greater value for our customers.”

"The combination of GMS and SRS will provide the residential and commercial Pro customer with more fulfillment and service options than ever before. Together, we’ll create a network of more than 1,200 locations and a fleet of more than 8,000 trucks capable of making tens of thousands of jobsite deliveries per day," said Dan Tinker, CEO of SRS. “GMS is an industry leader with a proven track record of growth, and we look forward to welcoming the entire GMS team to SRS and capturing the exciting opportunity ahead."

“We are excited to join with SRS and The Home Depot, and we believe this transaction delivers significant value to our customers, suppliers and team,” said John C. Turner, Jr., president and CEO of GMS. “Since GMS’s founding, we have never strayed from our commitment to be the best distributor in our markets and provide outstanding service for our customers. We look forward to providing an even wider breadth of product offerings and services while delivering superior value to our professional contractor customers as part of SRS and The Home Depot family. We are confident that this transaction positions GMS to capitalize on the promising opportunities ahead and accelerate our growth.”

Turner, as well as his senior leadership team, will continue to lead GMS as part of the SRS organization.

Transaction Terms

Under the terms of the merger agreement, a subsidiary of SRS will commence a cash tender offer to purchase all outstanding shares of GMS common stock for $110 per share, reflecting a total equity value of approximately $4.3 billion and implying a total enterprise value (including net debt) of approximately $5.5 billion. The consummation of the tender offer is subject to customary closing conditions, including the receipt of required regulatory approvals and the tender of a number of shares of GMS common stock representing a majority of the then-outstanding shares, and is expected to be completed by the end of fiscal 2025.

If the tender offer is successfully completed, a wholly owned subsidiary of SRS will merge with and into GMS, and all of the outstanding shares of GMS that were not tendered in the tender offer will be converted into the right to receive the same $110 per share in cash offered to GMS shareholders in the tender offer.

The transaction is expected to be funded through cash on hand and debt and is not expected to alter the company’s plan to return to a 2.0x leverage ratio by the end of fiscal 2026.

This transaction is expected to be accretive to adjusted EPS in the first year following closing, excluding synergies.

Advisors

BofA Securities and J.P. Morgan Securities LLC served as financial advisors and Weil, Gotshal & Manges LLP served as legal counsel to The Home Depot in connection with the transaction.

About The Home Depot

The Home Depot is the world's largest home improvement specialty retailer. The company operates more than 2,350 retail stores, over 800 branches and more than 325 distribution centers that directly fulfill customer orders across all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. The company employs over 470,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

About SRS

Founded in 2008 and headquartered in McKinney, Texas, SRS Distribution has grown to become one of the fastest-growing building products distributors in the United States. Since the Company’s inception, it has established a differentiated growth strategy and entrepreneurial culture that is focused on serving customers, partnering with suppliers, and attracting the industry’s best talent. SRS Distribution, a wholly owned subsidiary of The Home Depot, currently operates under a family of distinct local brands encompassing more than 800 locations across 48 states. For more information, visit www.srsdistribution.com.

About GMS

Founded in 1971, GMS operates a network of more than 300 distribution centers with extensive product offerings of wallboard, ceilings, steel framing and complementary products. In addition, GMS operates nearly 100 tool sales, rental and service centers, providing a comprehensive selection of building products and solutions for its residential and commercial contractor customer base across the United States and Canada. GMS’s unique operating model combines the benefits of a national platform and strategy with a local go-to-market focus, enabling it to generate significant economies of scale while maintaining high levels of customer service.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained herein constitute "forward-looking statements" as defined in the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on currently available information and current assumptions, expectations and projections of The Home Depot, Inc. (“The Home Depot” and, collectively with its subsidiaries unless the context otherwise indicates, the “Company”) about future events, and may use words such as “may,” “will,” “could,” “should,” “would,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “believe,” “expect,” “target,” "prospects,” “potential,” "commit” and "forecast,” or words of similar import or meaning or refer to future time periods. Forward-looking statements may relate to, among other things, the proposed acquisition of GMS (the “potential acquisition”); the potential benefits of the potential acquisition, including with respect to future financial performance; the anticipated timing of closing of the potential acquisition (including to obtain necessary regulatory approvals); and the anticipated funding for the potential acquisition. Forward-looking statements are subject to substantial risks and uncertainties, including, but not limited to, the following: the possibility that the potential acquisition does not close on the anticipated timeframe or at all (including failure to obtain necessary regulatory approvals and uncertainties as to how many of GMS’s stockholders will tender their shares in the tender offer); risks related to the ability to realize the anticipated benefits of the potential acquisition, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the potential acquisition making it more difficult to maintain business and operational relationships; negative effects of announcing the potential acquisition or the consummation of the potential acquisition on the market price of the Company’s or GMS’s common stock, credit ratings or operating results or on relationships with customers, suppliers and other counterparties; significant costs associated with the potential acquisition; unknown liabilities; the risk of litigation and/or regulatory actions related to the potential acquisition; the demand for the Company’s or GMS’s products and services, including as a result of macroeconomic conditions and changing customer preferences and expectations; the effects of competition; the Company’s brand and reputation; implementation of interconnected retail, store, supply chain, technology innovation and other strategic initiatives, including with respect to real estate; inventory and in-stock positions; the state of the economy; the state of the housing and home improvement markets; the state of the credit markets, including mortgages, home equity loans, and consumer and trade credit; the impact of tariffs, trade policy changes or restrictions, or international trade disputes and efforts and ability to continue to diversify the Company’s supply chain; issues related to the payment methods the Company accepts; demand for credit offerings including trade credit; management of relationships with the Company’s associates, jobseekers, suppliers and service providers; cost and availability of labor; costs of fuel and other energy sources; events that could disrupt the Company’s business, supply chain, technology infrastructure, or demand for the Company’s products and services, such as tariffs, trade policy changes or restrictions or international trade disputes, natural disasters, climate change, public health issues, cybersecurity events, labor disputes, geopolitical conflicts, military conflicts, or acts of war; the Company’s ability to maintain a safe and secure store environment; the Company’s ability to address expectations regarding sustainability and human capital management matters and meet related goals; continuation or suspension of share repurchases; future dividends; capital allocation and expenditures; liquidity; return on invested capital; expense leverage; changes in interest rates; changes in foreign currency exchange rates; commodity or other price inflation and deflation; the Company’s ability to issue debt on terms and at rates acceptable to the Company; the impact and expected outcome of investigations, inquiries, claims, and litigation, including compliance with related settlements; the challenges of operating in international markets; the adequacy of insurance coverage; the effect of accounting charges; the effect of adopting certain accounting standards; the impact of legal and regulatory changes, including executive orders and other administrative or legislative actions, such as changes to tax laws and regulations; store openings and closures; and the impact of other acquired companies on the Company’s organization and the ability to recognize the anticipated benefits of any other acquisitions.

These statements are not guarantees of future performance and are subject to future events, risks and uncertainties – many of which are beyond the Company’s control, dependent on the actions of third parties, or currently unknown to the Company – as well as potentially inaccurate assumptions that could cause actual results to differ materially from the Company’s historical experience and its expectations and projections. These risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. "Risk Factors," and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2025 and also as described from time to time in reports subsequently filed by the Company with the Securities and Exchange Commission (the “SEC”). There also may be other factors that the Company cannot anticipate or that are not described herein, generally because the Company does not currently perceive them to be material. Such factors could cause results to differ materially from the Company’s expectations. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures the Company makes on related subjects in its filings with the Securities and Exchange Commission and in its other public statements.

Additional Information and Where to Find It

The tender offer for all of the outstanding shares of GMS common stock referenced in this press release has not yet commenced. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that The Home Depot and its acquisition subsidiary will file with the SEC upon the commencement of the tender offer. The solicitation and offer to buy GMS stock will only be made pursuant to an Offer to Purchase and related tender offer materials. At the time the tender offer is commenced, The Home Depot and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter GMS will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. GMS STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF GMS SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of GMS stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting The Home Depot or GMS. Copies of the documents filed with the SEC by GMS will be available free of charge on GMS’s internet website at https://investor.gms.com. Copies of the documents filed with the SEC by The Home Depot will be available free of charge on The Home Depot’s internet website at https://ir.homedepot.com/ or by contacting The Home Depot’s Investor Relations Department at (770) 384-2871.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, The Home Depot and GMS each file annual, quarterly and current reports and other information with the SEC. The Home Depot and GMS’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

For more information, contact:

Financial Community Isabel Janci Vice President of Investor Relations and Treasurer 770-384-2666 isabel_janci@homedepot.com	News Media Sara Gorman Senior Director of External Affairs 770-384-2852 sara_gorman@homedepot.com